EXHIBIT 2.1
                        ASSET PURCHASE AND SALE AGREEMENT
                     BETWEEN SHELTER COMPONENTS CORPORATION
                      AND NUBABSCO, INC. AND BABSCO, INC.,
                  STULTS PROPERTIES, INC. AND GERALD R. STULTS

                                January 12, 1995
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                                TABLE OF CONTENTS

                                                                            Page

1.0  CLOSING DATE AND EFFECTIVE DATE  . . . . . . . . . . . . . . . . . . .    1

2.0  SALE AND PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     2.1  Sale and Purchase of Personal Property  . . . . . . . . . . . . .    1
     2.2  Sale and Purchase of Real Estate  . . . . . . . . . . . . . . . .    3

3.0  PURCHASER'S ASSUMPTION OF LIABILITIES AND
     OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     3.1  Assumed Liabilities.    . . . . . . . . . . . . . . . . . . . . .    4
     3.2. Employees.    . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     3.3  Retained Liabilities.   . . . . . . . . . . . . . . . . . . . . .    5

4.0  REAL ESTATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     4.1  Elkhart Industrial Parkway Parcel . . . . . . . . . . . . . . . .    5
     4.2  2410 South Main Street Parcel . . . . . . . . . . . . . . . . . .    5
     4.3  1314 South Main Street Parcel . . . . . . . . . . . . . . . . . .    6
     4.4  Warsaw Parcel . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     4.5  Plymouth Parcel . . . . . . . . . . . . . . . . . . . . . . . . .    6
     4.6  Mt. Joy Parcel  . . . . . . . . . . . . . . . . . . . . . . . . .    6
     4.7  Environmental . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     4.8  Title Insurance . . . . . . . . . . . . . . . . . . . . . . . . .    7
     4.9  Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     4.10 Taxes and Assessments . . . . . . . . . . . . . . . . . . . . . .    7

5.0  AGREEMENTS CONCERNING COMPETITION AND CONSULTING . . . . . . . . . . .    7
     5.1  Competition . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.2  Consideration for Non-Competition . . . . . . . . . . . . . . . .    8
     5.3  Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

6.0  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     6.1  Purchase Price for Purchased Assets . . . . . . . . . . . . . . .    8
     6.2  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . .    8
     6.3  Special Provisions  Regarding  Base  Balance  Sheet  and  Closing
          Balance
          Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     6.4  Closing Adjustments . . . . . . . . . . . . . . . . . . . . . . .   10
     6.5  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . .   10

7.0  REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLER,
     STULTS AND REAL ESTATE SELLER  . . . . . . . . . . . . . . . . . . . .   10
     7.1  Organization, Standing and Power: Ownership . . . . . . . . . . .   10
     7.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     7.3  Financial Statements  . . . . . . . . . . . . . . . . . . . . . .   11
     7.4  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     7.5  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     7.6  Title to Property and Related Matters . . . . . . . . . . . . . .   12
     7.7  Litigation, Etc.  . . . . . . . . . . . . . . . . . . . . . . . .   12
     7.8  Labor Relations; Employees  . . . . . . . . . . . . . . . . . . .   12
     7.9  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . .   12
     7.10 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . .   13
     7.11 Real Estate Representations . . . . . . . . . . . . . . . . . . .   13
     7.12 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . .   14
     7.13 No Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . .   15
     7.14 Books and Records . . . . . . . . . . . . . . . . . . . . . . . .   15
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     7.15 Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . .   15
     7.16 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     7.17 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . .   16
     7.18 Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     7.19 Environmental Matters . . . . . . . . . . . . . . . . . . . . . .   16
     7.20 Permits and Licenses  . . . . . . . . . . . . . . . . . . . . . .   17
     7.21 Absence of Certain Changes  . . . . . . . . . . . . . . . . . . .   17
     7.22 Underground Storage Tanks . . . . . . . . . . . . . . . . . . . .   18
     7.23 Good Working Order: Inventory . . . . . . . . . . . . . . . . . .   18
     7.24 Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     7.25 Securities Law Considerations . . . . . . . . . . . . . . . . . .   18
     7.26 Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     7.27 Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     7.28 Leases Being Assigned . . . . . . . . . . . . . . . . . . . . . .   18

8.0  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
     REAL ESTATE PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . .   19
     8.1  Organization, Standing and Power  . . . . . . . . . . . . . . . .   19
     8.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     8.3  Securities Law Considerations . . . . . . . . . . . . . . . . . .   19

9.0  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     9.1  Indemnification of Purchaser and Real Estate Purchaser  . . . . .   20
     9.2  Indemnification of Seller, Stults and Real Estate Seller  . . . .   20
     9.3  Rules Regarding Indemnification . . . . . . . . . . . . . . . . .   21

10.0 CONDITIONS TO CLOSING: TERMINATION . . . . . . . . . . . . . . . . . .   21
     10.1 Conditions to Seller's and Real Estate Seller's Obligations . . .   21
     10.2 Conditions   to   Purchaser's   and   Real   Estate   Purchaser's
          Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     10.3 Termination if Conditions Not Satisfied . . . . . . . . . . . . .   22

11.0 CLOSING TRANSACTIONS: SELLER AND STULTS
     AND REAL ESTATE SELLER   . . . . . . . . . . . . . . . . . . . . . . .   22
     11.1 Deeds.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     11.2 Bill of Sale.   . . . . . . . . . . . . . . . . . . . . . . . . .   23
     11.3 Lease and Assignments of Leases . . . . . . . . . . . . . . . . .   23
     11.4 Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     11.5 Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . .   23
     11.6 Employment Agreement.   . . . . . . . . . . . . . . . . . . . . .   23
     11.7 Keys, etc.    . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     11.8 Resolutions.    . . . . . . . . . . . . . . . . . . . . . . . . .   23
     11.9 Articles of Amendment.    . . . . . . . . . . . . . . . . . . . .   23
     11.10     Legal Opinion.   . . . . . . . . . . . . . . . . . . . . . .   24
     11.11     Other.   . . . . . . . . . . . . . . . . . . . . . . . . . .   24

12.0 CLOSING TRANSACTIONS: PURCHASER AND REAL ESTATE PURCHASER  . . . . . .   24
     12.1 Assumption Agreement.   . . . . . . . . . . . . . . . . . . . . .   24
     12.2 Purchase Price.   . . . . . . . . . . . . . . . . . . . . . . . .   24
     12.3 Resolutions.    . . . . . . . . . . . . . . . . . . . . . . . . .   24
     12.4 Lease and Assignments of Leases . . . . . . . . . . . . . . . . .   24
     12.5 Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .   24


13.0 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     13.1 Expenses, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . .   24
     13.2 Parties in Interest: Assignment . . . . . . . . . . . . . . . . .   25
     13.3 Entire Agreement; Amendments  . . . . . . . . . . . . . . . . . .   25
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     13.4 Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     13.5 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     13.6 Public Announcements: Confidentiality . . . . . . . . . . . . . .   26
     13.7 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . .   26
     13.8 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     13.9 Governing Law; Forum; No Jury . . . . . . . . . . . . . . . . . .   27
     13.10     Hazard Insurance and Risk of Loss  . . . . . . . . . . . . .   27
     13.11     Termination of Representations . . . . . . . . . . . . . . .   27

EXHIBITS AND SCHEDULES
     Exhibit 2.0    - Excluded Assets
     Schedule 2.1.11- Leases of Vehicles and other Equipment
     Exhibit 4.0    - Legal Descriptions
     Exhibit 4.2    - Existing Lease of 2410 South Main Street
                      Parcel and form of Assignment
     Exhibit 4.3    - Existing Lease of 1314 South Main Street
                      Parcel and form of Assignment
     Exhibit 4.4    - Existing Lease of Warsaw Parcel
     Exhibit 4.5    - Existing Lease of Plymouth Parcel and
                      Form of Assignment
     Exhibit 4.6    - Existing Lease of Mt. Joy Parcel and
                      Form of Assignment
     Exhibit 5.1    - Agreement Concerning Competition
     Exhibit 5.3    - Employment Agreement
     Exhibit 6.1    - Base Balance Sheet
     Exhibit 6.2.2  - Form of [$5,500,000] Note
     Exhibit 6.2.4  - Form of $1,000,000 Note
     Schedule 6.5   - Allocation of Purchase Price
     Exhibit 7.3    - Financials
     Schedule 7.4   - Liabilities
     Schedule 7.5   - Taxes
     Schedule 7.7   - Litigation
     Schedule 7.9   - Pension and other employee benefit plans
     Schedule 7.11.1- Exceptions to Good Title to Real Estate
     Schedule 7.15  - Proprietary Rights
     Schedule 7.17  - Exceptions to Compliance with Laws
     Schedule 7.18  - Contracts
     Schedule 7.19  - Environmental Matters
     Schedule 7.20  - Exceptions to Permits and Licenses
     Schedule 7.21  - Changes
     Schedule 7.22  - Underground Storage Tanks
     Schedule 7.23  - Exceptions to Good Working Order and
                      Usability
     Schedule 7.24  - Defaults Under Assumed Liabilities
     Exhibit 11.2   - Bill of Sale
     Exhibit 11.10  - Opinion of Seller's Counsel
     Exhibit 12.1   - Assumption Agreement
     Exhibit 12.6   - Opinion of Purchaser's Counsel
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                        ASSET PURCHASE AND SALE AGREEMENT


     This ASSET PURCHASE AND SALE AGREEMENT is entered into as of January 12, 1995 ("Agreement"), between Babsco, Inc., an Indiana corporation with its principal office located at 2200 Industrial Parkway, Elkhart, Indiana 46516 ("Seller"), Stults Properties, Inc., an Indiana corporation with its principal office located at 2200 Industrial Parkway, Elkhart, Indiana ("Real Estate Seller"), Gerald R. Stults ("Stults") (the sole Shareholder of Seller and majority shareholder of Real Estate Seller) and Shelter Components Corporation, an Indiana corporation with principal offices at 27217 C.R. 6, Elkhart, Indiana 46514 ("Purchaser"), and Nubabsco, Inc., an Indiana corporation with principal offices at 27217 C.R. 6, Elkhart, Indiana 46514 ("Real Estate Purchaser").

                                    RECITALS

     Purchaser desires to buy and assume, and Seller desires to sell and transfer, substantially all the assets and certain liabilities relating to the business operated by Seller (the "Business"), including Seller's rights to the corporate name "Babsco, Inc.," and Purchaser, Seller and Stults desire to provide for covenants not to compete by Seller and Stults and for an employment arrangement between Stults and Purchaser, all upon the terms and conditions set forth in this Agreement. Real Estate Purchaser desires to lease or buy, and Real Estate Seller desires to lease, sell and transfer, certain real estate relating to the Business, as provided in this Agreement. Stults is the sole shareholder of Seller and a majority shareholder of Real Estate Seller and expects to benefit from the transactions provided for in this Agreement.

                                    AGREEMENT

     Therefore, in consideration of the premises and of the mutual promises of the parties, the parties agree as follows:

     1.0  CLOSING DATE AND EFFECTIVE DATE.

     The completion of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Barnes & Thornburg, 305 Society National Bank Bldg., 301 S. Main Street, Elkhart, Indiana 46516 on or before January 31, 1995, or such later date as may be reasonably required or agreed to in writing by the parties (the "Closing Date"), but upon the Closing, the transactions contemplated by this Agreement shall be effective as of January 1, 1995 (the "Effective Date"), except for matters for which a different closing date or effective date is specified in this Agreement. Time is of the essence in this Agreement and in connection with the transactions contemplated by it.

     2.0  SALE AND PURCHASE.

          2.1 Sale and Purchase of Personal Property. On the Closing Date, in reliance upon the representations, warranties and agreements of the parties contained in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser effective as of the Effective Date, and Purchaser shall buy from Seller, free and clear of all Encumbrances (as defined in
     Section 7.6), all of the following assets and properties of the Business including but not limited to the following, (the "Purchased Assets"), but not including the assets specifically described on Exhibit 2.0 (the "Excluded Assets").
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               2.1.1     All Seller's rights to rebates from Seller's suppliers.

               2.1.2 All of the accounts receivable of the Business as of the Closing Date, except for accounts receivable shown on Exhibit 2.0.


               2.1.3     All  manufacturing  machinery,   equipment  and   tools
          located in the Facilities or used in connection with the operations of the Seller.

               2.1.4 All furniture, office equipment, and other items of personal property in the Facilities or used in connection with the operations of the Seller.

               2.1.5 All inventories of Seller except for those inventories identified as Excluded Assets.

               2.1.6     All  open  bids  and   purchase  orders  and   accepted
          contracts relating to the Business of the Seller.

               2.1.7 All leases of vehicles and other equipment of the Seller identified on Schedule 2.1.7.

               2.1.8     All vehicles and rolling stock of the Seller.

               2.1.9 All permits, licenses, franchises, authorizations and other intangible rights of the Seller, and all product certifications and agency approvals and applications relating to the products of the Seller.

               2.1.10 All proprietary techniques, know-how, processes, copyrights, trade secrets, trademarks, service marks, tradenames, and brand names to the business of the Seller including, without limitation, Seller's interest in the name "Babsco, Inc." and telephone numbers (219) 294-5478 and (219) 293-0631.

               2.1.11 All signage and all supplies of advertising materials, marketing materials and samples, literature and product manuals relating to products of the Seller, and office supplies.

               2.1.12 Lists of and records pertaining to all past, present and prospective customers and suppliers of the Seller and all business records relating to the Business of the Seller. Purchaser will provide Seller with reasonable access to such business records as necessary for the preparation of Seller's or Stults's tax returns and other valid business reasons, for periods prior to the Closing, and for reasonable purposes in connection with issues with persons other than Purchaser for periods after the Closing (such as in connection with collecting accounts receivable purchased by Seller under Section 7.12), and Seller and Stults shall keep all such records strictly confidential except as required by law.

               2.1.13 All claims, causes of action and other rights against others of a commercial nature.

               2.1.14    All assignable warranties in favor of Seller.
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               2.1.15    All good will related to the Business of the Seller.

               2.1.16 All contract rights of Seller, including but not limited to Seller's rights under any noncompetition agreements, but not including those incurred outside the ordinary course of business as determined by Purchaser.

               2.1.17 All corporate, business, tax and financial records of Seller, except Seller's corporate minutes book, seal and corporate stock register. Purchaser will provide Seller with reasonable access to such records as necessary for the preparation of Seller's or Stults's tax returns and other valid business reasons, for periods prior to the Closing, and for reasonable purposes in connection with issues with persons other than Purchaser for periods after the Closing (such as in connection with collecting accounts receivable purchased by Seller under Section 7.12), and Seller and Stults shall keep all such records strictly confidential except as required by law.

               2.1.18    All prepaid items and rights of Seller.

               2.1.19 All other assets shown on the Base Balance Sheet (defined in Section 6.3) which were not disposed of by Seller in the ordinary course of business between the date of the Base Balance Sheet and the Closing Date.

          2.2 Sale and Purchase of Real Estate. In reliance upon the representations, warranties and agreements of the parties contained in this Agreement, Real Estate Seller or Stults, as the case may be, shall sell, assign, transfer, convey and deliver to Real Estate Purchaser, and Real Estate Purchaser shall buy from Real Estate Seller or Stults, as the case may be, as provided below and in Section 4 of this Agreement, free and clear of all Encumbrances (as defined in Section 7.6) all of the following real estate and rights (the "Real Estate") as more particularly described and in accordance with Section 4 of this Agreement:

               2.2.1 Real Estate Seller shall sell, transfer and convey to Real Estate Purchaser at the times provided in Section 4, the tract of land located at 2200 Industrial Parkway and Stults shall sell, transfer and convey to Real Estate Purchaser the tract of land located at 2410 South Main Street, Elkhart, Indiana, generally described on Exhibit 4.0 and more particularly described on the surveys to be delivered to Buyer pursuant to paragraph 4.3 of this Agreement, together with all rights and interests appurtenant, including, but not limited to, all of Real Estate Seller's right, title and interest in and to (i) all easements, tenements, hereditaments, privileges, and appurtenances in any way belonging or appertaining to the Land, (ii) any land lying in the bed of any highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all strips and rights of way, if any, abutting, adjacent, contiguous to or adjoining the Land (all of the foregoing rights and appurtenances collectively referred to as the "Land").

               2.2.2 Real Estate Seller shall sell, transfer and convey to Real Estate Purchaser along with the Land all "Improvements," which means and includes the facility of the Real Estate Seller located on the Land in Elkhart, Elkhart County, Indiana, including, but not limited to, all buildings, structures and other improvements presently located upon the Land, all rights, titles and interests appurtenant to the buildings, structures and other improvements ("Facilities") located upon the Land; all fixtures of any kind attached to the Land or the buildings, structures and other improvements located upon the Land as of the date of this Agreement (or acquired by Real Estate Seller prior to Closing), including but not limited to, all heating, lighting, refrigeration, plumbing, drainage, electrical, air conditioning and other mechanical fixtures and equipment and systems; all elevators, pumps, generators, sprinklers, wiring, pipe, doors, windows, compressors, cranes, dock levelers, motorized doors and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment, all cabinets, shelving and partitions, all ventilating, incinerating and disposal equipment; and all other property (real, personal or mixed) owned by Real Estate Seller and relating to the ownership, use, maintenance or operation of the Land or Improvements.


     3.0  PURCHASER'S ASSUMPTION OF LIABILITIES AND  OBLIGATIONS.

     On the Closing Date, effective as of the Effective Date, Purchaser shall assume and agree to pay, perform or otherwise discharge, certain obligations and liabilities of Seller described in Section 3.1 (the "Assumed Liabilities") and Seller shall retain the obligations and liabilities described in Section 3.3.

          3.1 Assumed Liabilities. Except as provided in Section 3.3, Purchaser shall assume the obligations of Seller on the Closing Balance Sheet (as defined in Section 6.3), but which shall include up to a maximum of $3,000,000 for working capital debt and a maximum of $600,000 in long term debt, and all obligations of the Business (except for those relating to Excluded Assets) incurred after the date of the Closing Balance Sheet in the ordinary course of business consistent with good business practices and approved by Purchaser. Provided that neither Seller nor Stults have breached any representation, warranty or agreement contained in this Agreement relating to the Assumed Liabilities, after the Closing Purchaser will (i) hold Seller harmless from the Assumed Liabilities, and (ii) use its best efforts to cause the release of Stults from his existing guaranty to Society National Bank, Indiana ("Bank") concerning up to $1,000,000 in liabilities of Seller to the Bank, and will hold Stults harmless from any claim by the Bank under that Guaranty.

          3.2. Employees.     Purchaser  shall  have  no   obligation  to  offer
     employment to any employees of Seller.

          3.3 Retained Liabilities. Seller shall retain (i) legal and accounting expenses and other costs of Seller relating to this Agreement and the transactions provided for in it, including costs of environmental investigation and remediation, title insurance and survey relating to the 2410 South Main Street Parcel (defined in Section 4.0); (ii) all obligations of Seller under this Agreement; (iii) all obligations relating to Seller's Galleries operations or to Excluded Assets; and (iv) all obligations and liabilities, not specifically assumed by Purchaser under
     Section 3.1 of this Agreement.

     4.0  REAL ESTATE.

     Real Estate  Seller or Stults owns four parcels of real estate, as follows:
(i) Real Estate Seller owns the parcel located at 2200 Industrial Parkway, Elkhart, Elkhart County, Indiana, described on Exhibit 4.0 ("Elkhart Industrial Parkway Parcel"); (ii) Stults owns the parcel located at 1314 South Main Street, Elkhart, Elkhart County, Indiana, described on Exhibit 4.0 (the "1314 South Main Street Parcel"); (iii) Stults owns the parcel located at 2410 South Main Street, Elkhart, Elkhart County, Indiana, described on Exhibit 4.0 (the "2410 South Main Street Parcel"); (iv) Stults owns a parcel located at 2120 N. Shelby Drive, Warsaw, Kosciusko County, Indiana, described on Exhibit 4.0 (the "Warsaw Parcel"), (v) Langfeldt & Payne, Inc. owns a parcel located at 14198 Lincoln Highway, Plymouth, Indiana, described on Exhibit 4.0 (the "Plymouth Parcel") and
(vi) Rapho Associates owns a parcel located at Building 5, Lot 12, Rapho Industrial Park, Rapho Township, Lancaster County, Pennsylvania, described on
Exhibit 4.0 (the "Mt. Joy Parcel"). The following provisions relate to those parcels of real estate.

          4.1 Elkhart Industrial Parkway Parcel. The Elkhart Industrial Parkway Parcel shall be sold and transferred to Real Estate Purchaser at the Closing. The purchase price for the Elkhart Industrial Parkway Parcel shall be $1,562,273 payable at closing.

          4.2 2410 South Main Street Parcel. The 2410 South Main Street Parcel shall be sold and transferred to Real Estate Purchaser on a date on or before January 15, 1996 (the "Transfer Date") selected by Stults on at least forty (40) days' prior written notice to Real Estate Purchaser. The purchase price for the 2410 South Main Street Parcel shall be the fair market value as determined by Purchaser and Stults or, if they cannot agree within 30 days before the Transfer Date, then each of Stults and Real Estate Purchaser shall employ a qualified commercial real estate appraiser at their respective expense to appraise the 2410 South Main Street Parcel. If the two appraisers agree on the value, that appraised value shall be the purchase price for the 2410 South Main Street Parcel. If the appraised values of the two appraisers are within 10% of each other, the average of the two appraisals shall be the purchase price. If the appraised values shown on the two appraisals are not within 10% of each other, the two appraisers shall designate a third appraiser, who shall appraise the 2410 South Main Street Parcel (and whose fees and expenses shall be borne 1/2 by Stults and 1/2 by the Real Estate Purchaser) and whose appraised value shall be the purchase price for the 2410 South Main Street Parcel. The Transfer Date shall be deferred as necessary to permit the appraisals provided for in this Section. Until the closing of the sale and transfer to Real Estate Purchaser of the 2410 South Main Street Parcel, Real Estate Purchaser shall lease the 2410 South Main Street Parcel from Stults under an assignment of the lease. The lease and form of assignment are attached
     as Exhibit 4.2 to this Agreement.   The assignment shall be executed and
     delivered at the Closing.

          4.3 1314 South Main Street Parcel. The 1314 South Main Street Parcel shall be leased to Real Estate Purchaser by Stults beginning on the Closing Date and continuing until terminated by either Stults or Real Estate Purchaser on 30 days' written notice. At the Closing of the transactions provided for in this Agreement, Stults and Seller shall execute and deliver an assignment of the lease of that 1314 South Main Street Parcel. The Seller's lease and the form of assignment are in the form attached as
     Exhibit 4.3 to this Agreement.

          4.4 Warsaw Parcel. At the Closing, Real Estate Purchaser will lease the Warsaw Parcel on the same terms and conditions as Seller's present lease of the Warsaw Parcel, a copy of which is attached as Exhibit 4.4.

          4.5 Plymouth Parcel. At the Closing, Seller and Real Estate Purchaser shall execute and deliver an assignment of the lease of that Plymouth Parcel. The lease and form of assignment are in the form attached as Exhibit 4.5 to this Agreement.

          4.6 Mt. Joy Parcel. At the Closing, Seller and Real Estate Purchaser shall execute and deliver an assignment of the lease of that Mt. Joy Parcel. The lease and form of assignment are in the form attached as
     Exhibit 4.6 to this Agreement.

          4.7 Environmental. Stults shall cause at Stults's cost a favorable Phase I environmental investigation of and report on the 2410 South Main Street Parcel as of a recent date to be performed by a firm approved by Real Estate Purchaser, and shall provide the report of that firm to Real Estate Purchaser. Real Estate Purchaser may at its cost arrange an environmental investigation of the 2410 South Main Street Parcel. Stults and Real Estate Purchaser agree to maintain the results of the environmental audits and the reports of the environmental audit firms in strict confidence if this Agreement is terminated or the transactions provided for in it do not close. Stults will comply with all legal requirements applicable to the transfer of the Elkhart Industrial Parkway Parcel and the 2410 South Main Street Parcel including compliance with the provisions of the Indiana Responsible Property Transfer Law, IND. CODE
     SECTION 13-7-22.5-1.5 to 22 ("IRPTL"), including providing the disclosure document if required under IRPTL. Real Estate Purchaser agrees that if a disclosure statement is required under the IRPTL, Stults may deliver it to Real Estate Purchaser at any time at least three business days before the Closing Date.

          4.8 Title Insurance. Stults shall at least 15 days before the transfer of the 2410 South Main Street Parcel, provide Real Estate Purchaser with a commitment on ALTA Form B for owner's policy of title insurance insuring merchantable title to the 2410 South Main Street Parcel in the amount of its purchase price free and clear of liens or encumbrances except liens for taxes not yet payable, liens which shall be released as of the transfer of the respective parcels, and standard title exceptions or liens or encumbrances accepted by Real Estate Purchaser. Stults shall pay the premium for such title insurance relating to the 2410 South Main Street Parcel. Real Estate Purchaser may obtain title insurance at its expense relating to the Elkhart Industrial Parkway Parcel.

          4.9 Survey. At least 15 days before the transfer of the 2410 South Main Street Parcel, Stults shall deliver to Real Estate Purchaser a survey of the 2410 South Main Street Parcel prepared by a registered and licensed surveyor showing the location of all easements, utilities, streets, buildings, and improvements and parking lots, accompanied by a Minimum Standard Detail Certificate and depicting no encroachments, overlaps or other problems. The surveyor shall certify the survey to Real Estate Purchaser, Real Estate Purchaser's lender (if any) and the title insurance company and shall certify that the Land is not located within a flood plain according to the federal flood plan maps. Stults shall bear the cost of the survey and certifications relating to the 2410 South Main Street Parcel. Real Estate Purchaser may obtain surveys and certifications at its expense relating to the Elkhart Industrial Parkway Parcel.

          4.10 Taxes and Assessments. Real property taxes and assessments, if any, with respect to the Purchased Assets shall be prorated as of the Closing Date, or, as to the 2410 South Main Street Parcel, shall be prorated as of January 15, 1996 or the actual date of transfer of that parcel to Purchaser, except to the extent provided in the Closing Balance Sheet.

     5.0  AGREEMENTS CONCERNING COMPETITION AND CONSULTING.

     In connection with the purchase and sale of the Business, Purchaser, Seller and Stults agree as follows:

          5.1 Competition. Seller and Stults shall execute and deliver to the Purchaser at Closing an agreement in the form of Exhibit 5.1, providing that for a period of three (3) years beginning on the termination of the employment agreement referred to in Section 5.3, Seller and Stults each agrees not to compete in any manner, directly or indirectly, as owner, shareholder, director, officer, employee, partner, proprietor, consultant, lender or other capacity with the Business as operated as of the Closing Date in the geographic area described on Annex 1 to Exhibit 5.1 (the "Restricted Area") and that Stults' affiliate CopperCon, LLC will conduct business with Purchaser on as favorable business terms as are available to Purchaser from other sources for like product. This provision will not be violated by (i) the ownership by Seller or Stults of less than a one percent (1%) interest in a publicly held company which engages in business competing with the Business in the Restricted Area; (ii) the ownership or operation by Seller or Stults of Seller's Galleries division; (iii) the real estate leasing business of Real Estate Seller; or (iv) Stults' 16% ownership interest in CopperCon, LLC.

          5.2 Consideration for Non-Competition. The consideration for Seller's and Stults's promises not to compete as provided in Section 5.1, includes Purchaser's agreement to enter into this Agreement, and Purchaser's agreement to obtain Stults' release from certain guaranties or alternatively to hold Stults harmless from claims under those guaranties.

          5.3 Employment. Purchaser (or at Purchaser's option, Real Estate Purchaser) and Stults shall execute at the Closing an employment agreement in the form of Exhibit 5.3 providing for the employment of Stults by Purchaser (or at Purchaser's option, Real Estate Purchaser) on the terms and conditions contained in that employment agreement.



     6.0  PURCHASE PRICE.

     Purchaser shall deliver to Seller as the purchase price for the Purchased Assets the following consideration (the "Purchase Price"), payable as follows:

          6.1 Purchase Price for Purchased Assets. The Purchase Price for the Purchased Assets shall be Eleven Million and 00/100 Dollars ($11,000,000) plus the assumption of the obligations referred to in Section 3.1 with such adjustments as provided in this Agreement.

          6.2  Payment of Purchase Price.  The   Purchase Price shall be payable
     as follows:

               6.2.1 Purchaser shall pay Seller the sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) at the Closing.

               6.2.2 Purchaser shall pay Seller the sum of Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000) (subject to adjustment as provided in Section 6.4) on January 5, 1996. To evidence that obligation, Purchaser shall execute and deliver Seller a promissory note in the form of Exhibit 6.2.2 in the principal amount of $5,500,000 (subject to adjustment as provided in Section 6.4), providing for interest at the rate of 1% under the interest rate payable by Purchaser on its principal line of credit (LIBOR plus .15), such interest to accrue from the Effective Date and to be payable on the last day of each quarterly period after the Closing Date until January 5, 1996.

               6.2.3 On the Closing Date, Purchaser shall issue to Seller that number of shares of common capital stock of Purchaser which has a value of $3,000,000, based on the daily closing price for Shelter Components Corporation common stock registered on the American Stock Exchange for each trading day during the month of December, 1994, divided by the number of trading days in the month of December, 1994, provided, however, that the per share price of the shares to be issued to Seller under this subsection shall not be less than $9 nor more than $14.

               6.2.4 Purchaser shall pay Seller the sum of One Million and 00/100 Dollars ($1,000,000) in twenty consecutive quarterly installments of Fifty Thousand and 00/100 Dollars ($50,000) payable on the first day of each calendar quarter beginning April 1, 1995. At the Closing, Purchaser shall execute and deliver to Seller a promissory note in the form attached as Exhibit 6.2.3 evidencing the payments provided for in this Section, and providing for no interest, but to the extent Seller is required to report imputed interest on those payments for federal and Indiana tax purposes, Purchaser will pay Seller an additional amount with each quarterly payment equal to the difference between the tax on such payments Seller would have incurred had the payments been treated as capital gains, and the tax on such payments Seller incurred due to treating part of the payments as imputed interest. For purposes of this provision, "Seller" includes Seller's shareholders during any period in which Seller has effectively elected to be treated as an "S Corporation" for tax purposes.

          6.3 Special Provisions Regarding Base Balance Sheet and Closing Balance Sheet. The Base Balance Sheet shall be the balance sheet of Seller as of November 30, 1994, prepared in accordance with this Agreement and shall be attached as Exhibit 6.1 to this Agreement (the "Base Balance Sheet"). The Closing Balance Sheet shall be the balance sheet of Seller as of December 31, 1994, prepared in accordance with this Agreement (the "Closing Balance Sheet"). The Closing Balance Sheet will be audited by Seller's certified public accounting firm. The Base Balance Sheet and the Closing Balance Sheet shall be prepared by Seller, confirming to Purchaser's and Seller's mutual satisfaction that the Purchased Assets and Assumed Liabilities are as presented and that the financial information submitted has been prepared in accordance with generally accepted accounting principles consistently applied, except as adjusted by agreement. The following transactions shall not be reflected on the

     Closing Balance Sheet as an asset or a liability: (i) the Excluded Assets and obligations and liabilities relating to the Excluded Assets and matters relating to Seller's Galleries division or its operations; (ii) Seller's expenses, including attorneys' and accountant's fees, relating to this Agreement and the transactions provided for in it, and (iii) all liabilities not being assumed by Purchaser under this Agreement. The parties recognize that the assets and liabilities set forth on the Base Balance Sheet will change due to operations in the ordinary course of business between November 30, 1994, and the Closing Date.

          6.4 Closing Adjustments. The following adjustment shall be made as of the Closing Date: the Purchase Price shall be reduced at the Closing if and to the extent Seller's net worth is less than $2,900,000 as shown on the Closing Balance Sheet of Seller. Any such adjustment shall first be made to the payment obligations and the promissory note provided for in
     Section 6.2.2.

          6.5  Allocation  of  Purchase Price.    The  Purchase Price  shall  be
     allocated among the Purchased Assets as provided in Schedule 6.5.


     7.0 REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLER, STULTS AND REAL ESTATE SELLER.

     Seller and Stults jointly and severally represent, covenant and warrant to Purchaser and Real Estate Purchaser as follows, and Real Estate Seller jointly and severally joins in making all the following representations and warranties to the extent they relate to Real Estate Seller or to the Land or Improvements owned by Real Estate Seller:

          7.1 Organization, Standing and Power: Ownership. Seller is a corporation duly organized and validly existing under the laws of Indiana and is duly qualified to transact business in all jurisdictions where such qualification is required except where lack of such qualification will not have a material adverse effect on Seller or its business or operations. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. Stults owns 100% of the issued and outstanding shares of capital stock of Seller.

          Real Estate Seller is a corporation duly organized and validly existing under the laws of Indiana and is duly qualified to transact business in all jurisdictions where such qualification is required except where lack of such qualification will not have a material adverse effect on Real Estate Seller or its business or operations. Real Estate Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement. Real Estate Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Stults owns a majority of the issued and outstanding shares of capital stock of Real Estate Seller.

          7.2 Authorization. This Agreement constitutes the valid and binding obligation of Seller and Real Estate Seller enforceable in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors' generally or the application of general principles of equity. As of the Closing Date, the execution, delivery and performance of this Agreement will have been duly and validly authorized by action of Seller's and Real Estate Seller's Board of Directors and by action of Seller's and Real Estate Seller's shareholders. Neither the execution and delivery of this Agreement nor any writing relating to it, nor the consummation by Seller and Real Estate Seller of the transactions contemplated in it, nor the compliance with any of its provisions will:
     (i) conflict with or result in a breach of the Articles of Incorporation or By-Laws of Seller and Real Estate Seller; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Seller and Real Estate Seller is a party, or which would adversely affect any of the assets or properties to be sold or the contracts to be assumed, except for agreements concerning which consents will be obtained by Seller and Real Estate Seller as of the Closing Date. No consent or approval of or notification to any governmental authority is required in connection with the execution and delivery by Seller and Real Estate Seller of this Agreement or the consummation of the transactions contemplated under this Agreement.

          7.3 Financial Statements. Seller has delivered to Purchaser the audited balance sheets and related statements of operations of Seller as at and for the periods ending on December 31, 1993, and December 31, 1992 copies of which are attached as Exhibit 7.3 and the Base Balance Sheet, and Seller will deliver to Purchaser the Closing Balance Sheet at least 5 business days before the Closing Date (the "Financials"). The Financials are and will be as customarily prepared by Seller and are and will be true and correct and present fairly the financial position of the Seller and the results of its operations as of the dates and for the periods covered by them in conformity with generally accepted accounting principles, consistently applied, except that the Closing Balance Sheet shall not include matters relating to Seller's Galleries division or its operations or the Excluded Assets. Purchaser shall make no claims under this Section
     7.3 unless and until the amount of such claims in the aggregate exceed Ten Thousand Dollars ($10,000). Purchaser shall make no claims under this
     Section 7.3 more than one (1) year after the Closing Date.

          7.4 Liabilities. Except as listed on Schedule 7.4, all the liabilities of the Seller are shown on the Financials and consist solely of obligations and liabilities incurred in the ordinary course of business of the Seller. Purchaser will have no liability for any obligations or liabilities of Seller other than the Assumed Liabilities.

          7.5 Tax Matters. To Seller's knowledge after due inquiry (including inquiry of Seller's accounting firm), except as described on Schedule 7.5, all federal, state, local and foreign tax returns and tax reports, if any, required to be filed with respect to the Seller through the date of this Agreement have been filed, or will be filed when they are due, with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; all of such returns and reports are or will be true, correct and complete, and all amounts shown as owing have been paid or, in the case of tax returns and tax reports not yet due, will be paid or disputed in good faith by Seller, except for such matters disclosed on Schedule 7.5 concerning which Seller intends in good faith to dispute. Except as described on Schedule 7.5, all federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties), if any, which if not paid would result in a lien or charge against the Purchased Assets have been accrued and will be set forth on the Closing Balance Sheet. Seller's taxes have been audited through 1985, and all liabilities resulting from audits have been satisfied except as disclosed on Schedule 7.5.

          7.6 Title to Property and Related Matters. Seller has good and marketable title to all the Purchased Assets to be transferred to Purchaser under this Agreement, and will at the Closing transfer such properties and assets to Purchaser free and clear of all the following (collectively referred to as "Encumbrances"): security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral, other than this Agreement, except liens for current taxes not yet due and payable or which are identified on Schedule
     7.5 as being contested in good faith by appropriate proceedings or Encumbrances shown on the Financials or in this Agreement or in any Schedule or Exhibit to this Agreement, and accepted by Purchaser.

          7.7 Litigation, Etc. Except as set forth on Schedule 7.7 there are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the knowledge of Seller or Stults, threatened against or involving Seller or Stults relating to the Business or the Seller's assets or products, whether at law or in equity, or before or by any foreign or United States federal, state, municipal or other governmental instrumentality.

          7.8 Labor Relations; Employees. Seller has paid or will provide for payment in full through the Effective Date, all wages, salaries, bonuses, severances, and other payments and sales commissions and allowances earned by all employees, agents or consultants of the Seller, and such amounts will be set forth on the Closing Balance Sheet. Seller is in compliance with all applicable laws and regulations concerning employment practices, terms and conditions of employment, wages and hours. There is no unfair labor practice or similar complaint against Seller pending before the National Labor Relations Board or similar authority or strike, dispute, slowdown or stoppage pending or threatened against or involving the Seller. No representation question exists respecting the employees of the Seller and no collective bargaining agreement is currently being negotiated concerning the employees of the Seller. No notice is required under nor shall there be any liability to Purchaser or Seller under the provisions of the Worker Adjustment and Retraining Notification Act,
     29 Section 2101 et seq.

          7.9  Employee Benefit Plans.   Schedule  7.9 contains a  list of  each
     pension or other employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), program or arrangement maintained by Seller for employees or not maintained by Seller but to which Seller is required to contribute pertaining to employees of the Seller ("Employee Benefit Plans"). Complete and correct copies of all the Employee Benefit Plans have been delivered to Purchaser. Purchaser shall have no liability or obligation under or relating to any of the Employee Benefit Plans, and no lien or claim against the Purchased Assets or any of them shall exist or be asserted under or relating to any of the Employee Benefit Plans.

          7.10 Conduct of Business. From the date of this Agreement through the Closing Date, Seller shall conduct the Business in the ordinary course of business of the Business, consistent with good business practices. The operation of the Business has not involved payments in money or in kind to any person or entity in exchange, directly or indirectly, for favorable treatment.

          7.11 Real Estate Representations.

               7.11.1 Title to the Land and Improvements. Real Estate Seller or Stults as the case may be has good and marketable fee simple title to the Land and Improvements, free and clear of all charges, claims, equities, liens, mortgages, restrictions, security interests, options, preferential purchase rights, rights of first refusal, prior assignments or conveyances, conditions, assessments, restrictions, rights of way, easements, encroachments, concession rights, leases, and other encumbrances of any kind or nature whatsoever, except as disclosed on Schedule 7.11.1 and for inchoate liens for taxes not yet payable.

               7.11.2 Asbestos. To the best of Seller's and Stults' and Real Estate Seller's knowledge, the Land, Improvements and Facilities do not contain any friable asbestos or other materials that may, if released into the ambient air, constitute a health hazard for individuals.

               7.11.3 Condemnation. There is no pending condemnation proceeding with regard to all or part of the Land or Improvements or Facilities and, to the best of Seller's and Stults' and Real Estate Seller's knowledge, no such proceeding is contemplated by any governmental authority.

               7.11.4 Utilities. To the best knowledge of Seller and Stults and Real Estate Seller, all public utilities, including without limitation, water, sanitary and storm sewer, electricity, gas, and telephone, presently used in the operation of the Land and Improvements and Facilities enter through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid easements permitting said use and satisfactory to the applicable utility; and all public utilities are installed, operating, and available in sufficient capacities to serve adequately the Land and Improvements and Facilities for the purposes for which Seller, Stults and Real Estate Seller are using the Land and Improvements and Facilities as of the Closing and all installation and connection charges necessary for them have been paid in full.

               7.11.5 Utility Reservation. To the best knowledge of Seller and Stults and Real Estate Seller, Real Estate Seller or Stults currently holds all utilities, utility systems and utility connections, including, but not limited to, the right to receive immediately and continuously consume water service, sanitary and storm sewer service, electrical service, gas service, and telephone service on and for the Land and Improvements and Facilities in capacities that are adequate to operate at full occupancy and operational capacity the Land and Improvements and Facilities for the purposes for which Seller and Real Estate Seller are using the Land and Improvements and Facilities as of the Closing free and clear of all qualifications and encumbrances other than the obligation to pay the applicable utility company the published rate for utility consumption (the "Utility Reservations") applicable to the Land and Improvements and Facilities; and Seller, Stults and Real Estate Seller have not transferred, modified or encumbered any present or future interest, if any, of the Utility Reservations; the Utility Reservations currently held by Seller or Stults or Real Estate Seller and to be transferred to Purchaser at Closing with respect to the Improvements and Land and Facilities are freely transferrable to Purchaser and are in amounts and capacities that are sufficient to operate the Facilities at full occupancy for the purposes for which Seller, Stults and Real Estate Seller are using the Land and Improvements and Facilities as of the Closing.

               7.11.6 Governmental Agreement. There is no agreement made by Seller, Stults or Real Estate Seller with any governmental agency burdening the Improvements or the Land or binding on the owner of the Improvements or the Land or Facilities respecting construction of any easements, roads, sidewalks, or street lighting; there are no donations of land or payments (other than general real estate taxes) for schools, parks, fire stations or other public facilities required of Seller, Stults or Real Estate Seller or any future owner of the Land or Facilities that were agreed to by Seller, Stults or Real Estate Seller.

               7.11.7 Limitation. There is no existing, pending or threatened (i) change in limitations on use of streets or roads abutting the Land or Facilities or (ii) special tax or assessment to be levied against any part of the Land or Facilities.

          7.12 Accounts Receivable. All of Seller's accounts receivable and notes receivable reflect valid transactions and Seller and Stults represent and warrant to Purchaser that the Accounts Receivable and notes receivable assigned to Purchaser pursuant to the terms of this Agreement shall be good and collectible in full. To the extent that any of the Accounts Receivable remain outstanding within one hundred twenty (120) days following the Closing, or to the extent any amount payable under any note receivable remains outstanding for 60 or more days following the date it is due, Purchaser shall be entitled to sell any and/or all such Accounts Receivable and/or notes receivable to Seller and Seller shall purchase such Accounts Receivable and/or notes receivable from Purchaser at their outstanding face amounts, within ten (10) days after such Accounts Receivable are tendered to Seller by Purchaser. Such amounts shall at Purchaser's option be off-set against any amounts owed by Purchaser to either or both of Seller or Stults. Purchaser shall deliver to Seller all business records pertaining to Accounts Receivable and notes receivable repurchased by Seller under this Section.

          7.13 No Brokers' Fees. Seller has incurred no brokers' fees, sales commissions, finders' fees, financial advisory fees or other fees or expenses for which Purchaser shall be liable.

          7.14 Books and Records. Seller's accounting books and records now are and will be maintained in accordance with good business practices.

          7.15 Proprietary Rights. Schedule 7.15 to this Agreement constitutes a full and complete list of (i) all patents or patent applications owned, filed by or on behalf of, or used by the Seller, (ii) all proprietary technology owned or used by the Seller which is material to the business, operations or financial condition of the Seller taken as a whole, (iii) all trademarks, service marks and trade names owned or used by the Seller and all applications filed by the Seller with respect to the registration of such trademarks, service marks or trade names and (iv) all materials owned or used by the Seller which are material to the business, operations or financial condition of the Seller taken as a whole (collectively referred to as the "Proprietary Rights"). To the best knowledge of Seller and Stults, after due inquiry, all Proprietary Rights listed in Schedule 7.15 are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within 90 days after the date of this Agreement. There have not been any claims, actions or judicial or other adversary proceedings involving the Seller concerning any item of the rights and property referenced in Schedule 7.15; there is no basis for any such action or proceeding; and no such action or proceeding is threatened. To the best knowledge of Seller, the use of the Proprietary Rights in connection with the conduct of the Seller's business has not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other person, and the Seller has not infringed and is not now infringing any proprietary right belonging to any other person. There are no outstanding and no threatened disputes or disagreements with respect to any licenses or similar agreements or arrangements identified in Schedule
     7.15. With respect to each trade secret referenced in Schedule 7.15 such trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use without reliance on the special knowledge or memory of others. The Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets identified in Schedule 7.15. All trade secrets of the Seller identified in Schedule 7.15 are presently valid and protectable, and are not part of the public knowledge or literature, nor have they been used, divulged, or appropriated for the benefit of any person other than the Seller or to the detriment of the Seller.

          7.16 Disclosure. No representation or warranty by Seller in this Agreement or in any of the Exhibits or Schedules to, or other statement in writing or certificate furnished to Purchaser by or on behalf of Seller in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained in them not misleading in light of the circumstances in which they are made. There is no fact pertaining particularly to the Purchased Assets or the obligations assumed by
     Purchaser under this Agreement or the Business of the Seller which materially and adversely affects, or in the future will materially and adversely affect the Purchased Assets or the Business of the Seller which is known to Seller and has not been disclosed to Purchaser. Purchaser shall make no claim under this Section 7.16 more than one (1) year after the Closing Date.

          7.17 Compliance with Laws. To the best knowledge of Seller and Stults, after due inquiry, except as disclosed on Schedule 7.17, Seller has been and is in compliance with all applicable laws, ordinances, statutes, rules, regulations and orders enacted, promulgated or entered by any federal, state or local governmental body, court or agency relating to the Seller or the operation of the Business.

          7.18 Contracts. Except as set out on Schedule 7.18, there are no sales, purchase, service, utilities, water supply bonds, shipping, labor and other contracts, agreements and arrangements of any type relating to the Purchased Assets or the conduct of the Business of the Seller which are not terminable without penalty on 30 days' notice to the other party, or which exceed $5,000.

          7.19 Environmental Matters. Except as provided on Schedule 7.19, Seller, Stults or Real Estate Seller have obtained all Environmental Permits (as defined below) that are required with respect to the Business, operations and properties of Seller, Stults and Real Estate Seller, and the Seller, Stults and Real Estate Seller and their respective properties have been and are in compliance with all terms and conditions of all applicable Requirements of Environmental Law (as defined below) and Environmental Permits to the extent lack of such permits or noncompliance could have a material adverse effect (as materiality is defined in Section 9.3(c)). There are no Environmental Claims (as defined below) pending, or, to the knowledge of Seller, Stults or Real Estate Seller, threatened, against Seller, Stults or Real Estate Seller. Seller, Stults and Real Estate Seller have not violated and have no liability under any Requirement of Environmental Law, and Seller, Stults and Real Estate Seller have not received any notice from any governmental authority of any violation or liability arising under any Requirements of Environmental Law or Environmental Permit in connection with the assets, the Business or operations of the Seller, Stults or Real Estate Seller.

          "Environmental Permit" means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or of any state, municipality or other subdivision relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of hydrocarbons or chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

          "Requirements of Environmental Law" means all requirements imposed by any applicable law, rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority which relate to (i) noise; (ii) pollution or protection of the air, surface water, groundwater or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to hazardous or toxic substances; (v) the safety or health of employees or (vi) regulation of the manufacture,
     processing,  distribution   in  commerce,  use,  or   storage  of  chemical
     substances.

          "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim or proceeding which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, groundwater or land; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to hazardous or toxic substances; (v) the safety or health of employees or (vi) the transportation, processing, distribution in commerce, use, or storage of hydrocarbons or chemical substances. An Environmental

     Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

          7.20 Permits  and Licenses.   Except  as disclosed  on  Schedule 7.20,
     Seller   or  Real  Estate  Seller  has  all  licenses,  permits  and  other authorizations necessary for the Land and the Business

          7.21 Absence  of Certain Changes.  Except as specifically set forth in
     Schedule 7.21 there has not been since November 30, 1994:

               (a) Any change in the condition (financial or other), properties, assets, liabilities, business or prospects of the Seller except normal and usual changes in the ordinary course of business which have not been in any one case or in the aggregate materially adverse; or

               (b)  Any damage, destruction or  loss (whether or not covered  by
          insurance)  materially  and  adversely  affecting  the  Land  or   the
          properties, assets, business or prospects of the Seller; or

               (c) Any change since the date of the Financials (except for changes required by this Agreement relating to the Base Balance Sheet) in the accounting methods or practices followed by the Seller or any change in depreciation, amortization or inventory evaluation policies or rates previously used or adopted; or

               (d) Any sale, lease, abandonment or other disposition by Seller other than in the ordinary course of business, of any machinery, equipment or other operating property, or any sale, assignment, transfer, license or other disposition by the Seller of any patent, trademark, servicemark, trade name, brand name, copyright (or pending application for any patent, trademark, servicemark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible assets; or

               (e) Any other occurrence, event or condition pertaining to the Land or the business of the Seller which to the best of Seller's knowledge Seller, Stults or Real Estate Seller reasonably expect will or may have an adverse effect on the Land or on the properties, assets, business or prospects of the Seller; or

          7.22 Underground Storage Tanks. Schedule 7.22 sets forth (i) the number of underground storage tanks, if any, located or, to the best of Seller's, Stults' or Real Estate Seller's knowledge, formerly located on all Land owned or leased by Real Estate Seller, Stults or Seller; (ii) a description of each tank (capacity, tank material, and products stored); and (iii) any identification number for each tank.

          7.23 Good Working Order: Inventory. The Purchased Assets are in good working condition, and the inventory is usable and salable in the ordinary course of Seller's business.

          7.24 Defaults. Seller is not in default under any Assumed Liability, except as disclosed on Schedule 7.24. All contract rights which are part of the Purchased Assets are valid and enforceable against the obligors to them without defense, counterclaim or offset, and there is no default by

     Seller  or the obligors  of such  contract rights,  except as  disclosed on
     Schedule 7.24.

          7.25 Securities Law Considerations. Seller understands and agrees that the common capital stock of Shelter Components Corporation to be issued to Seller as part of the Purchase price under Section 6.2.3 will not be registered under federal or any state securities law and cannot be transferred by Seller unless registered by Seller or pursuant to an applicable exception from registration requirements. Seller represents that Seller is acquiring such common stock solely for Seller's own account and for investment purposes and not with a view to distribution of such stock. Seller represents that Seller is sophisticated and experienced in financial and business matters and is an accredited investor as that term is defined in federal and Indiana securities law; that Seller has had access to all public information relating to Seller and an opportunity to ask and have its questions about Purchaser answered by representatives of Purchaser.

          7.26 Net Worth.   Seller's net  worth (excluding  Excluded Assets  and
     matters relating to Galleries) shall not be less than $2,900,000 as of December 31, 1994.

          7.27 Earnings.    Seller's operating  earnings  without including  the
     Galleries operations or Excluded Assets, and before interest and income taxes for calendar year 1994 shall be not less than $1,860,000.

          7.28 Leases Being Assigned. The leases being assigned by Stults or Real Estate Seller, or Seller, as the case may be, under Sections 4.2, 4.3,
     4.5 and 4.6 are attached as Exhibits 4.2, 4.3, 4.5, and 4.6 to this Agreement and have not been modified or terminated, and there is no default or event with which the passing of time or giving of notice, or both, would result in a default under any of those leases.


     8.0  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND REAL ESTATE PURCHASER.

     Purchaser and Real Estate Purchaser jointly and severally represent, covenant and warrant to Seller:

          8.1 Organization, Standing and Power. Purchaser and Real Estate Purchaser are each a corporation duly organized, validly existing and in good standing under the laws of Indiana, and are authorized to conduct business in the State of Indiana. Purchaser and Real Estate Purchaser each have all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement.

          8.2 Authority. The execution, delivery and performance of this Agreement and all other writings relating to it by Purchaser and Real Estate Purchaser have been duly and validly authorized by all necessary corporate action, including action by the Board of Directors of Purchaser and Real Estate Purchaser. This Agreement constitutes the valid and binding obligations of Purchaser and Real Estate Purchaser enforceable in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors' generally, or the application of general principles of equity. Neither the execution and delivery of this

     Agreement nor the consummation by Purchaser and Real Estate Purchaser of the transactions contemplated in it, nor compliance by Purchaser and Real Estate Purchaser with any of its provisions, will: (i) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Purchaser and Real Estate Purchaser; (ii) to the best of Purchaser's or Real Estate Purchaser's knowledge, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) to the best of Purchaser's or Real Estate Purchaser's knowledge, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Purchaser or Real Estate Purchaser is a party or by which it or its assets or properties may be bound.

          8.3 Securities Law Considerations. The shares of common stock to be issued to Seller under Section 6.2.3 will not be registered under federal or any state or other securities law, and Purchaser and Real Estate Purchaser have no obligation to cause such stock to be registered, except that if Purchaser registers with the Securities and Exchange Commission additional shares of the same class of common stock within two (2) years after the Closing Date, Purchaser will provide Seller with the option to have Seller's shares of common stock of Purchaser which were issued under
     Section 6.2.3 be registered at Purchaser's expense as part of that registration, provided that no act or omission of Seller or Stults shall have occurred rendering such registration more difficult or expensive.


     9.0  INDEMNIFICATION.

          9.1 Indemnification of Purchaser and Real Estate Purchaser. Seller and Stults shall jointly and severally indemnify and save Purchaser and Real Estate Purchaser and each of their respective shareholders, subsidiaries, affiliates, officers and directors, employees and agents harmless from, against, for and in respect of:

               (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions, or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of the untruth or breach of any representation, warranty, agreement or covenant of Seller or Stults contained in this Agreement or resulting from the failure to comply with the Bulk Sales provisions of the Uniform Commercial Code or relating to the ownership or operation of the Land or Business before the Closing Date, including product liability claims not fully covered by insurance; and

               (b) All costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any successful action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.

               (c)  Claims  by Purchaser  and Real  Estate Purchaser  under this
          Section 9.1 shall constitute "Reimbursable Liabilities" as that term is defined in the Escrow Agreement referred to in Subsection 6.5 of this Agreement, but Purchaser's or Real Estate Purchaser's claims or right of recovery shall not be deemed limited to amounts held under the Escrow Agreement nor shall Purchaser or Real Estate Purchaser be required to proceed first against amounts held under the Escrow Agreement in connection with any claims by Purchaser or Real Estate Purchaser under this Section 9.1.

          9.2 Indemnification of Seller, Stults and Real Estate Seller. Purchaser and Real Estate Purchaser shall jointly and severally indemnify and save the Seller, Real Estate Seller, each of their respective shareholders, subsidiaries, affiliates, officers and directors, and Stults, harmless from, against, for and in respect of and shall pay on demand:

               (a) Any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of the untruth or breach of any representation, warranty, agreement or covenant of Purchaser or Real Estate Purchaser contained in or made pursuant to this Agreement and any claim made by Society National Bank, Indiana, against Stults under his guaranties of obligations of Seller the release of which were to be attempted to be obtained by Purchaser under Section 3.1; and

               (b) All reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Seller in connection with any successful action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.

          9.3 Rules Regarding Indemnification. The obligations and liabilities concerning indemnification shall be subject to the following terms and conditions:

               (a) The party claiming indemnification under Section 9.1 or 9.2 ("Indemnified Party") shall give prompt written notice to the party against which indemnification is sought under Section 9.1 or 9.2 ("Indemnifying Party") of any claim by a third party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section 9.1 or 9.2, stating the nature and basis of such claims and the amount, to the extent known.

               (b) If, within thirty (30) days after receiving such notice, the Indemnifying Party advises the Indemnified Party that the Indemnifying Party will conduct the defense of such third party claim at the expense of the Indemnifying Party, then so long as such defense is being conducted, the Indemnified Party shall not settle or admit liability with respect to the claim and shall afford to the Indemnifying Party and defending counsel all reasonable assistance in defending against the claims.

     10.0 CONDITIONS TO CLOSING: TERMINATION.

          10.1 Conditions to Seller's and Real Estate Seller's Obligations. Seller's and Stults' obligations to close the transactions provided for in this Agreement are conditioned on:

               10.1.1 the satisfaction of all of Purchaser's and Real Estate Purchaser's obligations under this Agreement;

               10.1.2 the correctness, as of the Closing Date, of all of Purchaser's and Real Estate Purchaser's representations and warranties contained in this Agreement; and

               10.1.3 the Closing Date being no later than January 31, 1995, or such later date as may be agreed to by Seller or provided for in this Agreement. Time is of the essence.

          10.2 Conditions   to   Purchaser's   and   Real   Estate   Purchaser's
     Obligations. Purchaser's and Real Estate Purchaser's obligations to close the transactions provided for in this Agreement are conditioned on:

               10.2.1 Obtaining all necessary approvals by Purchaser's and Real Estate Purchaser's respective Boards of Directors;

               10.2.2    Seller's   and   Stults'  and   Real   Estate  Seller's
          satisfaction of all of Seller's and Stults' and Real Estate Seller's obligations under this Agreement;

               10.2.3 The correctness, as of the Closing Date, of all of Seller's and Stults's and Real Estate Seller's representations and warranties contained in this Agreement;

               10.2.4 The Purchased Assets and Land not being "substantially damaged".

               10.2.5 The Closing Date being no later than January 31, 1995, or such later date as may be agreed to by the Purchaser or provided for in this Agreement. Time is of the essence.

               10.2.6 Real Estate Purchaser's satisfaction in Real Estate Purchaser's sole discretion with the environmental condition of the Land.

               10.2.7 There shall have been no material adverse change in the business or financial condition of the Seller which is caused by any acts or omissions of Seller.

               10.2.8 Seller's net worth (excluding Excluded Assets and the Galleries assets) shall be not less than $2,900,000 on the Closing Balance Sheet and at the Effective Date.

          10.3 Termination if Conditions Not Satisfied. If the conditions to Closing provided in Section 10.1 or 10.2 are not satisfied, this Agreement may be terminated effective on written notice by the party entitled to terminate. Upon such termination the parties shall have no further obligation or liability to each other arising out of this Agreement and the negotiations or transactions relating to it, provided, however, that the provisions of this Agreement concerning confidentiality and public announcements (Section 13.6) and governing law, forum and no jury trial (Section 13.9) shall remain binding on the parties. Upon the termination of this Agreement each party shall promptly return all copies of all information received by it from the other party.

     11.0 CLOSING TRANSACTIONS: SELLER AND STULTS AND REAL ESTATE SELLER .

     On the Closing Date Seller and Stults and Real Estate Seller shall deliver or cause to be delivered to Purchaser:

          11.1 Deeds.    Duly  executed  warranty  deed  conveying  the  Elkhart
     Industrial Parkway Parcel to Real Estate Purchaser.

          11.2 Bill of Sale. Duly executed bills of sale and other instruments of assignment, transfer and conveyance to Purchaser of the Purchased Assets, in the form of Exhibit 11.2;

          11.3 Lease and Assignments  of Leases.   Duly executed assignments  of
     (i) the lease  of the 2410 South Main Street Parcel in the form attached as
     Exhibit 4.2, (ii) the lease of the 1314 South Main Street Parcel in the form attached as Exhibit 4.3, (iii) the lease of the Plymouth Parcel in the form attached as Exhibit 4.5, (iv) the lease of the Mt. Joy Parcel in the form attached as Exhibit 4.6 and (v) duly executed lease of the Warsaw Parcel on the same terms and conditions as the lease in the form attached as Exhibit 4.4.

          11.4 Consents. All third party consents and releases necessary to transfer the Purchased Assets to Purchaser as provided for in this Agreement and to transfer the Elkhart Industrial Parkway Parcel, to assign the leases of the 2410 South Main Street Parcel, the 1314 South Main Street Parcel, the Plymouth Parcel and the Mt. Joy Parcel and to lease the Warsaw Parcel to Real Estate Purchaser in accordance with the terms and conditions of this Agreement;

          11.5 Covenant Not to Compete. The covenant not to compete executed by Seller and Stults in the form attached as Exhibit 5.1.

          11.6 Employment  Agreement.    The  employment  agreement executed  by
     Stults in the form attached as Exhibit 5.3.

          11.7 Keys,  etc.   Such  keys, lock  and  safe combinations  and other
     similar items as Purchaser shall require to obtain full occupation and control of the Purchased Assets and the Facilities.

          11.8 Resolutions. Certified copies of resolutions of Seller's Board of Directors and Shareholders, approving the transactions contemplated by this Agreement, and authorizing the execution, delivery and performance by Seller and Real Estate Seller of this Agreement and a certificate as to the incumbency of officers of Seller and Real Estate Seller executing any
     instrument  or   other  document   delivered   in  connection   with   such
     transactions.

          11.9 Articles  of Amendment.   Duly executed and  approved articles of
     amendment to Seller's articles of incorporation, changing Seller's name to a name not similar to "Babsco, Inc."

          11.10     Legal Opinion.   The  opinion  of Seller's  and Real  Estate
     Seller's and Stults' counsel in the form attached as Exhibit 11.10.

          11.11     Other.   Any other documents which  Purchaser may reasonably
     request  in order  to transfer  good  and marketable  title in  and to  the

     Purchased Assets and Land to Purchaser or Real Estate Purchaser as the case may be, and to comply with governmental and tax requirements.



     12.0 CLOSING TRANSACTIONS: PURCHASER AND REAL ESTATE PURCHASER.

     On the Closing Date, Purchaser or Real Estate Purchaser, as appropriate, shall deliver to Seller and Stults or Real Estate Purchaser, as the case may be:

          12.1 Assumption Agreement.   A duly executed  Assumption Agreement  in
     the form of Exhibit 12.1 with respect to the Assumed Liabilities;

          12.2 Purchase Price. The portion of the Purchase Price payable at the Closing Date in cash and in unregistered common stock of Shelter Components Corporation as provided in Section 6.0, and the payment to Real Estate Seller by Real Estate Purchaser provided for in Section 4.1.

          12.3 Resolutions. Certified resolutions of the Boards of Directors of Purchaser and Real Estate Purchaser approving the transactions contemplated by this Agreement, and authorizing the execution, delivery and performance by Purchaser and Real Estate Purchaser of this Agreement, and a certificate as to the incumbency of officers of Purchaser and Real Estate Purchaser executing any instrument or other document delivered in connection with such transactions.

          12.4 Lease and  Assignments of Leases.   Duly executed  assignments of
     (i) the lease  of the 2410 South Main Street Parcel in the form attached as
     Exhibit 4.2, (ii) the lease of the 1314 South Main Street Parcel in the form attached as Exhibit 4.3, (iii) the lease of the Plymouth Parcel in the form attached as Exhibit 4.5, (iv) the lease of the Mt. Joy Parcel in the form attached as Exhibit 4.6, and (v) a duly executed lease of the Warsaw Parcel on the same terms and conditions as the lease in the form attached as Exhibit 4.4.

          12.5 Legal  Opinion.   The  opinion  of  Purchaser's and  Real  Estate
     Purchaser's counsel in the form attached as Exhibit 12.6.


     13.0 MISCELLANEOUS.

          13.1 Expenses, Etc. All costs, fees, or expenses (including, without limitation, legal fees) incurred by Seller or Real Estate Seller in connection with this Agreement and the transactions contemplated in it shall be borne by the Seller or Real Estate Seller or Stults and shall be an adjustment to the Base Balance Sheet and to the Purchase Price at closing, and all costs, fees or expenses (including without limitation legal fees) incurred by Purchaser or Real Estate Purchaser in connection with this Agreement shall be borne by Purchaser or Real Estate Purchaser.

          13.2 Parties in Interest: Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Seller and Real Estate Seller and their successors and assigns, and Purchaser and Real Estate Purchaser and their successors and assigns and Stults and his heirs, personal representative, estate, successors and assigns. No other person or entity has any rights under this Agreement and no right or obligation under this Agreement shall be assigned or delegated by any party except with the prior written consent of the other parties, except that Purchaser may assign its rights and delegate its obligations under this Agreement to Real Estate Purchaser, and Real Estate Purchaser shall then have the full benefit of and the full right to all obligations, representations and warranties and agreements under this Agreement.

          13.3 Entire Agreement; Amendments. This Agreement and the other writings referred to in it or delivered in connection with it contain the entire understanding of the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties.

          13.4 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          13.5 Notices. All notices, claims, certificates, requests, demands and other communications ("Communications") under this Agreement shall be in writing and shall be deemed to have been duly given and received when sent by telecopy or on the next business day after being sent by overnight courier service, or on the third day after being sent by deposit into the U.S. Mail of a copy sent by registered or certified mail, postage prepaid as follows:

          If to Purchaser or Nubabsco:

               Shelter Components Corporation
               27217 C.R. 6
               P.O. Box 4026
               Elkhart, Indiana  46514
               Attention: Mr. Larry Renbarger, President
               Telecopy: (219) 262-3936


          If to Seller,  Stults, or Real Estate Seller, to:

               Babsco, Inc.
               2200 Industrial Parkway
               P.O. Box 30
               Elkhart, Indiana  46516
               Attention:  Mr. Gerald R. Stults, President
               Telecopy (219) 294-1687

          With a Copy to:

               Mr. Michael Cosentino
               Cosentino, Walker, Shewmaker & Christofeno
               115 W. Lexington Avenue
               Elkhart, Indiana  46516
               Telecopy (219) 522-5598

     or to such other person's address and telecopy number within the United State of America as the person to whom a Communication is to be given may have furnished to the others in writing in accordance with this Section. A Communication given by any other means shall be deemed duly given when actually received by the addressees.

          13.6 Public Announcements: Confidentiality. All announcements relating to this Agreement or the negotiations relating to it or transactions contemplated in it, including announcements to employees, will be made only as may be agreed upon jointly by representatives designated by the parties, except as required by law or governmental regulation which shall initially be the individuals mentioned in Section 13.5. Until the Closing Purchaser agrees to keep, and to cause its respective representatives, lenders and others to keep, all information pertaining to Seller and Seller's Business strictly confidential, except as required by law.

          13.7 Further Assurances. After the Closing Date, without further consideration, Seller, Real Estate Seller, Stults, Purchaser, and Real Estate Purchaser shall execute and deliver such further instruments and documents intended by this Agreement that any party shall reasonably request to consummate the transactions contemplated by the Agreement and to perfect Purchaser's title to the Purchased Assets and Real Estate Purchaser's title to the Land and Improvements. On the Closing Date, Seller shall amend its articles of incorporation to change its name to a name not confusingly similar to "Babsco, Inc." Stults shall cause all necessary approvals and actions by Seller's shareholders, directors and officers to occur which are necessary to carry out the transactions provided for in this Agreement.

          13.8 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing signed on behalf of Seller and Purchaser. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

          13.9 Governing Law; Forum; No Jury. This Agreement shall be governed by the laws of the State of Indiana applicable to contracts made and to be wholly performed in the State of Indiana. Any and all litigation between the parties pertaining to or arising out of this Agreement or the transactions provided for in it, shall be brought and maintained only in the courts of the State of Indiana (including federal courts sitting in the State of Indiana) and the parties irrevocably consent to the subject matter and personal jurisdiction of such courts and waive all rights to a trial by jury as to all or any part of any such litigation.

          13.10 Hazard Insurance and Risk of Loss. Seller shall bear the risk of loss until transfer of title to the Purchased Assets at the Closing, at which time risk of loss shall pass to Purchaser. If any of the Purchased Assets shall be substantially damaged or destroyed by fire, casualty or other cause prior to the actual date of Closing, Seller shall immediately notify Purchaser and furnish to Purchaser a written statement of the amount of insurance, if any, payable on account. If the Assets are substantially damaged, Purchaser may elect to terminate this Agreement as provided in Section 10.3.

          If some of the Purchased Assets are damaged or destroyed but are not substantially damaged as defined above, the insurance proceeds shall be assigned to Purchaser or at Purchaser's election, the damaged or destroyed Purchased Assets shall be repaired or replaced prior to Closing with the insurance proceeds or at Seller's expense to the extent insurance proceeds are insufficient and the time for the Closing may be extended, if necessary and if mutually agreed, for a reasonable period in order to permit such repairs or replacement. In such event, Seller shall be entitled to use available insurance proceeds to repair the Assets.

          13.11 Termination of Representations. The representations and warranties made by the parties in this Agreement concerning states of fact as of the date of this Agreement or as of the Closing Date, shall survive after the Closing Date until the expiration of the applicable Indiana or federal statute of limitations.

                              "SELLER"

                              BABSCO, INC.


                              By:  /s/ Gerald R. Stults
                                   Gerald R. Stults, President


                              "REAL ESTATE SELLER"

                              STULTS PROPERTIES, INC.


                              By:  /s/ Gerald R. Stults
                                   Gerald R. Stults, President


                              "STULTS"


                              /s/ Gerald R. Stults
                              Gerald R. Stults



                              "PURCHASER"

                              SHELTER COMPONENTS CORPORATION


                              By:  /s/ Mark C. Neilson
                              Its: Secretary/Treasurer


                              "REAL ESTATE PURCHASER"

                              Nubabsco, Inc.


                              By:  /s/ Richard E. Summers
                              Its: President